Exhibit 10.2

SHAREHOLDER AGREEMENT

among

ONEOK, INC.,
an Oklahoma corporation,

WESTAR ENERGY, INC.,
a Kansas corporation,

and

WESTAR INDUSTRIES, INC.,
a Delaware corporation

Dated as of January 9, 2003

i

ii

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT, dated as of January 9, 2003 (this “Agreement”), among ONEOK, INC., an Oklahoma corporation (the “Company”), WESTAR ENERGY, INC., a Kansas corporation (“Parent”), and WESTAR INDUSTRIES, INC., a Delaware corporation and wholly owned subsidiary of Parent (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Shareholder have entered into a Transaction Agreement, dated as of January 9, 2003 (the “Transaction Agreement“) pursuant to which, among other things, (i) the Company has agreed to use commercially reasonable efforts to make a public offering (the “Offering”) of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and such other securities as the Company may offer, (ii) the Company will use a portion of the proceeds of the Offering to repurchase (the “Series A Repurchase”) a portion of the shares of the Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”) held by the Shareholder and (iii) the Company will modify the terms of the Series A Preferred Stock by exchanging (the “Exchange”) shares of newly issued $0.925 Series D Non-Cumulative Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series D Preferred Stock”) for all the shares of Series A Preferred Stock held by Shareholder not repurchased by the Company in the Series A Repurchase;

WHEREAS, the Company and Parent are parties to a Shareholder Agreement (the “Prior Shareholder Agreement”), dated as of November 26, 1997, and desire to terminate the Prior Shareholder Agreement and replace it in its entirety with this Agreement;

WHEREAS, the Company, Parent and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by the Shareholder, and related provisions concerning Parent’s and the Shareholder’s relationship with and investment in the Company; and

WHEREAS, concurrently with the execution and delivery hereof, the Company and the Shareholder are entering into an Amended and Restated Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Certain Defined Terms.  In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“13D Group” shall mean any group of Persons acquiring, holding, voting or disposing of any Security which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, “control,” when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Owner” (and, with correlative meanings, “Beneficially Own” and “Beneficial Ownership”) of any interest means a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act, or who, together with his or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

“Board” shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-laws of the Company and with the provisions of this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in Tulsa, Oklahoma and New York City, New York are authorized or obligated by law or executive order to close.

“By-laws” shall mean the by-laws of the Company, as they may be amended from time to time.

“Change in Control” shall mean the occurrence of any one of the following events:

(1)
any Person (other than the Shareholder Group) becoming the Beneficial Owner, directly or indirectly, of 35% or more of the Securities entitled to vote generally in the election of Directors, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Company’s assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in such transaction; provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Company or any

Affiliate,	or (B) by any underwriter temporarily holding Securities pursuant to an offering of such Securities;

(2)
the consummation of a merger, consolidation, sale of all or substantially all of the Company’s assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50% of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the securities eligible to elect directors of such resulting corporation, is represented by Securities entitled to vote generally in the election of Directors that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Securities were converted pursuant to such transaction), and such voting power among the holders of such Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Securities among the holders thereof immediately prior to such transaction; or

(3)	the consummation of a plan of complete liquidation or dissolution of the Company.

“Charter” shall mean the Certificate of Incorporation of the Company, as it may be amended from time to time.

“Clearly Credible Tender Offer” shall mean any bona fide offer, tender offer or exchange offer that is subject to Section 14 of the Exchange Act, other than any such offer with respect to which (i) the Board is advised in writing by outside counsel of recognized standing that the consummation of such offer would be in violation of applicable law, or (ii) the party making such offer has not obtained as of the date of the commencement of such offer definitive commitment letters from reputable financial institutions in customary form with respect to the financing of such offer.

“Commission” shall mean the United States Securities and Exchange Commission.

“Conversion” shall mean the conversion of shares of Series D Preferred Stock into shares of Common Stock pursuant to the Charter.

“Director” shall mean any member of the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the By-laws of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Independent Director” shall mean any person who is not a Shareholder Nominee and is independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous three (3) years.

“Market Price” for a Security of the Company shall mean the average of the closing prices for such Security for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of such security is determined during a period following the announcement by the Company of (a) a dividend or distribution on such security payable in shares of such security or securities convertible into such shares, or (b) any subdivision, combination or reclassification of such security and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such security is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

“Rights” shall have the meaning given in the Rights Agreement.

“Rights Agreement” means the Amended and Restated Rights Agreement, in the form attached to the Transaction Agreement as Exhibit B.

“Securities” shall mean any securities of the Company.

“Shareholder Affiliate” shall mean any Affiliate of the Shareholder.

“Shareholder Group” shall mean Parent, the Shareholder, any Shareholder Affiliate and any Person with whom any Shareholder or any Affiliate of any Shareholder is part of a 13D Group.

“Subject Securities” shall mean shares of Series D Preferred Stock and/or shares of Common Stock.

“Trading Day”, with respect to a Security, shall mean a day on which the principal national securities exchange on which such Security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

“Transfer” shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person (such Person, a “Transferee”), and to “Transfer” shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

Section 1.2.    Other Defined Terms.  The following terms shall have the meanings defined for such terms in the sections set forth below:

Term	Section
Agreement	Preamble
Buy-Back Offer	4.4(a)
Common Stock	Recitals
Company	Preamble
Company Repurchase Notice	4.4(b)
Control Share Acquisition Statute	5.3(c)
Conversion Threshold	4.7
Exchange	Recitals
Initial Shareholder Nominee	5.1(b)
Initial Shareholder Nominee Notice	5.1(b)
Offering	Recitals
Parent	Preamble
Prior Shareholder Agreement	Recitals
Registration Rights Agreement	Recitals
Repurchase	4.4(a)
Series A Preferred Stock	Recitals
Series A Repurchase	Recitals
Series D Preferred Stock	Recitals
Shareholder	Preamble
Shareholder Nominee	5.1(c)
Successor Shareholder Nominee	5.1(c)
Transaction Agreement	Recitals

ARTICLE II

TERMINATION OF PRIOR SHAREHOLDER AGREEMENT; EFFECTIVENESS

Section 2.1.    Termination.  The Company and Parent agree that, effective immediately upon the consummation of the Series A Repurchase and the Exchange, the Prior Shareholder Agreement is hereby terminated and is of no further force and effect.

Section 2.2.    Effectiveness.  This Agreement shall become effective immediately upon the consummation of the Series A Repurchase and the Exchange and shall remain in effect until terminated in accordance with Section 6.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of the Company.  The Company represents and warrants to each of Parent and the Shareholder as of the date hereof as follows:

(a)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by Parent and the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

Section 3.2.    Representations and Warranties of Parent and the Shareholder.  Each of Parent and the Shareholder represent and warrant to the Company as of the date hereof as follows:

(a)    Each of Parent and the Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    This Agreement has been duly and validly authorized by each of Parent and the Shareholder and all necessary and appropriate action has been taken by each of Parent and the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    This Agreement has been duly executed and delivered by each of Parent and the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of each of Parent and the Shareholder, enforceable in accordance with its terms.

(d)    As of the date hereof of this Agreement, the Shareholder Group Beneficially Owns 4,714,434 shares of Common Stock and 19,946,448 shares of Series A Preferred Stock and does not Beneficially Own any other Securities or any other warrant, option or other similar right to acquire Securities other than as a result of any stock split, stock dividend, reclassification or any transaction with a similar effect upon the Common Stock or Series A Preferred Stock.

ARTICLE IV

SHAREHOLDER AND COMPANY CONDUCT

Section 4.1.    Standstill Provision.  Subject to the provisions of this Agreement, during the term of this Agreement, Parent and the Shareholder each agree with the Company that, without the prior approval of a majority of the Board, neither Parent nor the Shareholder will, and Parent and the Shareholder will cause each Shareholder Affiliate not to, take any of the following actions:

(a)    singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Securities other than as a result of any stock split, stock dividend, reclassification or any transaction with a similar effect upon the Common Stock or Series D Preferred Stock or the conversion of the Series D Preferred Stock;

(b)    deposit (either before or after the date of the execution of this Agreement) any Security in a voting trust or subject any Security to any similar arrangement or proxy with respect to the voting of such Security;

(c)    make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies,” or become a “Participant” in a “solicitation” (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of the Company or any of its subsidiaries by at least a majority of the Board;

(d)    form, join or in any way participate in a 13D Group with respect to any Security of the Company or any securities of its subsidiaries;

(e)    commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company;

(f)    initiate a “proposal,” as such term is used in Rule 14a-8 under the Exchange Act, “propose,” or otherwise solicit the approval of, one or more stockholders for a “proposal” or induce or attempt to induce any other person to initiate a “proposal;”

(g)    otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company; or

(h)    take any other action to seek or effect control of the Company other than in a manner consistent with the terms of this Agreement.

This section shall not be deemed to restrict the Shareholder Nominee from participating as a board member in the direction of the Company.

Section 4.2.     Required Reduction of Ownership.  If at any time Parent or the Shareholder becomes aware that the Shareholder Group has acquired, directly or indirectly, the Beneficial Ownership of any Securities not permitted by this Agreement, then Parent or the Shareholder shall, or shall cause the Shareholder Group to, consistent with the provisions of Section 4.3 of this Agreement, promptly take all action necessary to Transfer or otherwise cease to Beneficially Own such additional Securities.

Section 4.3.    Restrictions on Transfer.  None of the members of the Shareholder Group shall directly or indirectly Transfer any Subject Securities without the prior written consent of the Company, except the following Transfers:

(a)    Transfers of Subject Securities representing upon Transfer less than 5.0% of the then outstanding Common Stock (assuming the conversion of all shares of Series D Preferred Stock to be Transferred into shares of Common Stock) to any Transferee, without prior notice to the Company, so long as such Transferee and any Affiliate of such Transferee and any such person who is a member of a 13D Group with such Transferee does not Beneficially Own more than 5.0% of the then outstanding Common Stock (assuming the conversion of all shares of Series D Preferred Stock to be Transferred and the conversion of all other Securities convertible into Common Stock held by such Transferee into shares of Common Stock) immediately prior to giving effect to each such Transfer.

(b)    Transfers of Subject Securities to the public in a bona fide underwritten offering pursuant to the Registration Rights Agreement upon fifteen (15) Business Days prior written notice to the Company; provided, however, that Parent, the Shareholder and the representative or representatives of the underwriters previously agree in writing with the Company that all reasonable efforts will be made to achieve a wide distribution of the Subject Securities in such offering and to ensure that no Transferee in such offering acquires for its own account Beneficial Ownership of Securities representing upon Transfer 5.0% or more of the then outstanding Common Stock (assuming the conversion of all shares of Series D Preferred Stock to be Transferred into shares of Common Stock).

(c)    Transfers of all or part of the Shareholder Group’s Subject Securities pursuant to a pro rata distribution of Subject Securities among the shareholders of Parent.

(d)    Transfers of Subject Securities among members of the Shareholder Group; provided, however, that any such transferee shall agree with the Company in writing prior to each such transfer to be bound by the terms of this Agreement with respect to its Beneficial Ownership of Subject Securities.

(e)    If a Clearly Credible Tender Offer for the Company has been commenced and the Board has determined or resolved to redeem or modify (to render inapplicable thereto) the Rights or the Rights Agreement (or a substantially similar agreement) or the Rights or the Rights Agreement (or a substantially similar agreement) does not, for any other reason, apply to such Clearly Credible Tender Offer, at the Shareholder’s option, Transfers of Subject Securities by means of tenders into such Clearly Credible Tender Offer in an amount not exceeding the percentage (assuming the conversion of all shares of Series D Preferred Stock into shares of Common Stock) of the Subject Securities of which it is the Beneficial Owner equal to the highest percentage of the aggregate of all Subject Securities not Beneficially Owned by any member of the Shareholder Group which has ever been announced to have been tendered into such Clearly Credible Tender Offer.

Section 4.4.    Buy-Back Options.  (a) During the term of this Agreement, if the Company purchases Securities from the public, whether by tender offer, open market purchase or otherwise (a “Repurchase”), the Company shall contemporaneously with the Repurchase offer to repurchase from the Shareholder on the same terms and conditions, including price, as in the Repurchase, a percentage (assuming the conversion of all shares of Series D Preferred Stock into shares of Common Stock) of those Securities Beneficially Owned by the Shareholder equal to the percentage (assuming the conversion of all shares of Series D Preferred Stock into shares of Common Stock) of Securities to be Repurchased from the Beneficial Owners of Securities other than the Shareholder or any Shareholder Affiliate (the “Buy-Back Offer”). The Shareholder may accept such Buy-Back Offer in its sole discretion.

(b)    The Company shall provide notice to the Shareholder of its intention to engage in a Repurchase not less than ten (10) days in advance of the date on which the Repurchase is to begin (the “Company Repurchase Notice”). The Shareholder must provide notice to the Company within ten (10) days of receipt of the Company Repurchase Notice of whether the Shareholder intends to accept the Buy-Back Offer.

Section 4.5.    Charter and By-laws.  During the term of this Agreement the Company shall not amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the Charter or the By-laws in any manner which is inconsistent with the terms of this Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement. If at any time during the term of this Agreement the provisions of this Agreement shall conflict with the provisions of the Charter and the By-laws, the provisions of this Agreement shall be controlling.

Section 4.6.    Rights Agreement.  During the term of this Agreement, the Company hereby agrees not to amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of this Agreement or the Transaction Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement.

Section 4.7.    Agreement Not to Convert.  During the term of this Agreement each of Parent and the Shareholder agree that it shall not, and shall cause each Shareholder Affiliate not to, Convert any shares of Series D Preferred Stock Beneficially Owned by the Shareholder or any Affiliate into shares of Common Stock unless (x) the aggregate of the regular cash dividends for the fiscal year immediately prior to such Conversion which would have been payable with respect to all the shares of Common Stock issuable upon Conversion of one share of Series D Preferred Stock is greater than $0.925 (the “Conversion Threshold”) and (y) such conversion would not have a material adverse effect on the exemptions from the 1935 Act of the Company or any of its subsidiaries or of Parent, the Shareholder or any Shareholder Affiliate. Special or extraordinary dividends shall not be taken into account in determining whether the Conversion Threshold has been met. Notwithstanding anything contained in this Section 4.7 to the contrary, the Shareholder may convert shares of Series D Preferred Stock into shares of Common Stock in connection with, and immediately prior to, a Transfer pursuant to subsections (a)-(c) and (e) of Section 4.3.

Section 4.8.    Taxes Upon Conversion or Exchange.  The Company hereby agrees to pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of (i) any shares of Series D Preferred Stock, (ii) any shares of Common Stock issued in a Conversion of shares of Series D Preferred Stock, or (iii) any exchange of shares of Common Stock for shares of Series D Preferred Stock, or certificates or instruments evidencing any of such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a Conversion of shares of Series D Preferred Stock in a name other than that in which the shares of such Series D Preferred Stock were registered.

Section 4.9.    Prohibition on Senior Securities.  During the term of this Agreement, the Company hereby agrees that it shall not create, authorize or reclassify any authorized stock of the Company into (x) any class or series of the Company’s capital stock ranking equal or prior to the Series D Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (y) any class or series of the Company’s capital stock entitled to vote separately as a class on any matter whatsoever, other than an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely, or (z) any security convertible into shares of any class or series described in (x) or (y) above.

ARTICLE V

BOARD REPRESENTATION AND VOTING

Section 5.1.    Directors Designated by the Shareholder.  (a) Subsequent to the Exchange, the Board shall, if requested by the Shareholder, appoint as a Director the Initial Shareholder Nominee who has been designated by the Shareholder in writing. The Initial Shareholder Nominee shall be placed in the class of Directors next standing for election. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of the Initial Shareholder Nominee from the Board, the Board shall, if requested by the

Shareholder, elect as a Director (to serve until the Company’s immediately succeeding annual meeting of shareholders) a new Initial Shareholder Nominee who has been designated by the Shareholder in an additional Initial Shareholder Nominee Notice that has been provided to the Company at least seven (7) days prior to the date of a regular meeting of the Board.

(b)    The Shareholder shall provide notice to the Company (the “Initial Shareholder Nominee Notice”) as required by Section 5.1(a) above, which notice shall contain the following information: (i) the name of the person it has designated to become a Director (the “Initial Shareholder Nominee”), and (ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to such Initial Shareholder Nominee.

(c)    During the term of this Agreement, the Shareholder shall provide notice to the Company in writing sixty (60) days prior to each meeting of the Company’s shareholders at which the class of Directors that includes the Initial Shareholder Nominee is to stand for re-election indicating (i) the name of the person it has designated to become Director (the “Successor Shareholder Nominee” and together with Initial Shareholder Nominee, each a “Shareholder Nominee”) and (ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to such Successor Shareholder Nominee.

(d)    The Shareholder shall consult with the Company in connection with the identity of any proposed Shareholder Nominee. In the event the Company is advised in writing by its outside counsel that a proposed Shareholder Nominee would not be qualified under the Company’s Charter or By-laws or any applicable statutory or regulatory standards to serve as a Director, or if the Company otherwise reasonably objects to the proposed Shareholder Nominee, including without limitation because such Shareholder Nominee either (i) is a director or officer of a direct competitor of the Company or (ii) has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, the Shareholder agrees to withdraw such proposed Shareholder Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section 5.1(d)). Any such objection by the Company must be made no later than one (1) month after the Shareholder first informs the Company of the identity of the proposed Initial Shareholder Nominee; provided, however, that the Company shall in all cases notify the Shareholder of any such objection sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose an alternate Shareholder Nominee pursuant to and in accordance with the terms of this Agreement.

(e)    During the term of this Agreement the Company agrees to include each Shareholder Nominee to be added to or retained on the Board pursuant to this Agreement in the slate of nominees recommended by the Board to the Company’s shareholders for election as Directors and shall use its best efforts to cause the election or reelection of each such Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons.

Section 5.2.    Resignation of Shareholder Nominee.  Unless otherwise agreed by the Company, the Shareholder shall cause the Shareholder Nominee then serving on the Board to offer his resignation from the Board immediately upon the termination of this Agreement pursuant to and in accordance with Section 6.1 hereof.

Section 5.3.    Voting.  During the term of this Agreement, Parent and the Shareholder agree that:

(a)    The Shareholder shall, and shall cause each Shareholder Affiliate to, be present, in person or by proxy, at all meetings of shareholders of the Company so that all Securities having voting rights which are Beneficially Owned by the Shareholder and the Shareholder Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

(b)    (i) With respect to the election of Directors, the Shareholder shall, and shall cause each Shareholder Affiliate to, vote all Securities Beneficially Owned by the Shareholder and any Shareholder Affiliate in favor of the election of all candidates for Director nominated by the Company’s Board (including the Shareholder Nominee) and (ii) with respect to any proposal initiated by a shareholder of the Company relating to the redemption of the rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions with respect to which subsection (c) hereof shall apply), the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Securities Beneficially Owned by the Shareholder or any member of the Shareholder Group in accordance with the recommendation of the Board.

(c)    With respect to any proposed amendment to the Charter or By-laws which would reasonably have the effect of modifying in any way Section 1, Article Twelfth of the Amended Certificate of Incorporation of the Company dated January 15, 1998, electing that Sections 1145 through 1155 of Title 18 of the Oklahoma General Corporation Law (the “Control Share Acquisition Statute”) shall not apply to the Company, or would reasonably cause the Company to become subject to (a) the Control Share Acquisition Statute or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute, the Shareholder Group shall have the right to abstain or vote against such amendment.

(d)    During the term of this Agreement, (i) the Shareholder and each member of the Shareholder Group may vote in their sole discretion those shares of Common Stock held by them from time to time that were not acquired as a result of the Conversion of shares of Series D Preferred Stock or otherwise in breach of this Agreement, and (ii) the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all other Securities Beneficially Owned by them that are entitled to vote on such matter in the same proportion (based on total votes) as all Securities voted on any such other matter are voted by the shareholders of the Company other than the Shareholder or any member of the Shareholder Group; provided, however, that the Shareholder and any member of the Shareholder Group may vote any or all of the Securities Beneficially Owned by them in their sole discretion with respect to a vote of the Company’s shareholders on any transaction or series of transactions which would, if consummated, constitute a Change in Control of the Company.

(e)    At all times the Shareholder Group may exercise in its sole discretion such voting rights as the Series D Preferred Stock may have from time to time pursuant to the Charter and with respect to an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely.

ARTICLE VI

TERMINATION

Section 6.1.    Termination.  Unless otherwise agreed in writing by the Shareholder, this Agreement shall terminate upon the earliest to occur of the following:

(a)    The Company’s failure to pay the stated quarterly dividend on the Series D Preferred Stock in any five (5) quarters during the term of this Agreement.

(b)    The Shareholder Group’s Beneficial Ownership of Subject Securities (assuming conversion of the Series D Preferred Stock into Common Stock) falling below 10.0% at any time; provided that, if termination occurs pursuant to this clause (b), the provisions of Section 4.1 shall survive until November 26, 2012.

(c)    The material breach of this Agreement or the Transaction Agreement by the Company, provided that the Company has not cured the breach within thirty (30) days after receiving notice of such breach, or if cure within such time is not possible, the Company has not made reasonable efforts to cure such breach, provided, further that in no event shall such cure period extend longer than ninety (90) days from the date of first notice of such breach.

(d)    Mutual written agreement of the Company, on the one hand, and Parent and the Shareholder, on the other hand, at any time to terminate this Agreement, which termination shall occur at a time to be fixed in such mutual agreement.

(e)    The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company’s property, or ordering the winding up or liquidation of the Company’s affairs; and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(f)    The commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company’s property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of the Company’s inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

ARTICLE VII

MISCELLANEOUS

Section 7.1.    Compliance With Law.  Notwithstanding anything to the contrary in this Agreement, no Transfer of Securities shall be deemed to be required or permitted pursuant to this Agreement if such Transfer would (a) result in an adverse effect on the exemptions from the Public Utility Holding Company Act of 1935, as amended, (the “1935 Act”) of Parent, the Shareholder or any Shareholder Affiliate or the Company or any subsidiary of the Company, or (b) require regulatory approvals which, individually or in the aggregate with respect to such Transfer, would have a material adverse impact on the Company or any of its subsidiaries or Parent or the Shareholder or any Shareholder Affiliate.

Section 7.2.    Regulatory Matters.  Following the occurrence of any change in any law, rule, regulation or issuance of any order or interpretation by an administrative, regulatory or judicial body, if the Company believes that the Shareholder’s regulatory status as modified by such change or issuance would (a) result in an adverse impact on the exemptions from the 1935 Act of the Company or any of its subsidiaries, or (b) require regulatory approvals which, individually or in the aggregate, would have a material adverse impact on the Company or any of its subsidiaries, then the Company shall have an immediate right to purchase, upon thirty (30) days’ written notice, all, or such lesser portion as the Company may determine will nullify such unreasonable restriction, of the Securities Beneficially Owned by the Shareholder Group at a price per share (assuming conversion of all shares of Series D Preferred Stock into Common Stock) equal to the Market Price for the Common Stock on the date that such notice is delivered to the Shareholder; provided that the Shareholder may Transfer all, or such lesser portion as the Company may determine will nullify such unreasonable restriction, of the Securities Beneficially Owned by the Shareholder Group as permitted by Section 4.3 hereof and in compliance with Section 7.1 hereof prior to the expiration of such 30-day period.

Section 7.3.    Injunctive Relief.  Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 7.4.    Successors and Assigns.  This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company, on the one hand, and by Parent and the Shareholder, on the other hand, and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person. Notwithstanding the foregoing, a purchaser of Subject Securities transferred as permitted by subsections (a)-(c) and (e) of Section 4.3 of this Agreement shall not be a successor or assign of Parent or Shareholder within the meaning of Section 7.4.

Section 7.5.    Amendments; Waiver.  (a)  This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of the Company’s directors by written consent thereto.

(b)    Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof or all of the Company’s directors by written consent thereto.

Section 7.6.    Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

If to the Company:

ONEOK, Inc.
100 W. Fifth Street
Tulsa, Oklahoma
Attention:  Chief Executive Officer
Fax: (918) 588-7961

with a copy to:

ONEOK, Inc.
100 W. Fifth Street
Tulsa, Oklahoma
Attention: General Counsel
Fax: (918) 588-7971

If to the Shareholder:

Westar Industries, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: President
Fax: (785) 575-8061

with a copy to:

Westar Industries, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: Corporate Secretary
Fax: (785) 575-1936

If to Parent:

Westar Energy, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: President
Fax: (785) 575-8061

with a copy to:

Westar Energy, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: Corporate Secretary
Fax: (785) 575-1936

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

Section 7.7.    APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 7.8.    Headings.  The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 7.9.    Integration.  This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

Section 7.10.    Severability.  If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 7.11.    Consent to Jurisdiction.  In connection with any suit, claim, action or proceeding arising out of this Agreement, Parent, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in Tulsa, Oklahoma; Parent, the Shareholder and the Company each agree that service in the manner set forth in Section 7.6 hereof shall be valid and sufficient for all purposes; and Parent, the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue, appear in any United States federal court state court located in Tulsa, Oklahoma.

Section 7.12.    Counterparts.  This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, Parent and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

ONEOK, INC.

By:	/s/ David L. Kyle
Name: David L. Kyle Title: Chairman, President and Chief Executive Officer

WESTAR ENERGY, INC.

By:	/s/ James S. Haines, Jr.
Name: James S. Haines, Jr. Title: President and Chief Executive Officer

WESTAR INDUSTRIES, INC.

By:	/s/ James S. Haines, Jr.
Name: Title: